Exhibit 99.2

Hennessy Capital Acquisition Corp. IV Announces Completion of $300,150,000 Initial Public Offering and

Full Exercise of Over-Allotment Option

New York, NY, March 5, 2019 – Hennessy Capital Acquisition Corp. IV (the “Company”) announced today that it has closed its initial public offering of 30,015,000 units, including 3,915,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option, at an offering price of $10.00 per unit, with the offering raising gross proceeds of $300,150,000. On March 1, 2019, the units commenced trading on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “HCACU.” Each unit consists of one share of the Company’s Class A common stock and three-quarters of one redeemable warrant, each whole warrant enabling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “HCAC” and “HCACW,” respectively.

The Company is a blank check company founded by Daniel J. Hennessy and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry, sector or geographical location, it intends to focus its search on target businesses in the industrial, infrastructure solutions and value-added distribution sectors in the United States.

Nomura Securities International, Inc. and Stifel, Nicolaus & Company, Incorporated acted as joint book-running managers for the offering and I-Bankers Securities, Inc. served as co-manager for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from Nomura Securities International, Inc., Attn: Equity Syndicate Department, Worldwide Plaza, 309 West 49th Street, New York, NY 10019-7316; telephone: 212-667-9000; email: equitysyndicateamericas@nomura.com. Alternatively, copies of the prospectus may be obtained from Stifel, Nicolaus & Company, Incorporated, Attn: Syndicate Department, 1 South Street, 15th Floor, Baltimore, MD 21202, or by telephone at 855-300-7136, or by email at syndprospectus@stifel.com.

Registration statements relating to these securities became effective on February 28, 2019.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Liolios Group, Investor Relations
Cody Slach
949-574-3860
HCAC@liolios.com